April 17 2008
Securities  exchange
Commission
450 Fifth Street NW
Washington DC 20549
Attn. Document Control

RE	American Depositary Shares
evidenced by the American
Depositary Receipts for
Preffered Shares par value
1000 Russian Ruble each of
OAO Surgutneftegaz File No.
3338492

Ladies and Gentlemen

Pursuant to Rule 424b3 under the Securities
Act of 1933 as amended on behalf of The Bank of New York as Depositary for securities against which American Depositary Receipts
ADRs are to be issued we attach a copy of the new prospectus Prospectus reflecting the change in the number American Depositary
Shares represented by preferred shares the Ratio.

As required by Rule 424e the upper right hand corner of the Prospectus cover page has a reference to Rule 424b3 and to the file number of the registration statement to which the Prospectus relates.

Pursuant to Section III B of the General
Instructions to the Form F6 Registration
Statement the Prospectus consists of the ADR certificate for OAO Surgutneftegaz.

The Prospectus has been revised to reflect the new Ratio and has been overstamped with

Effective April 17 2008 the ratio on the American Depositary Share ADS evidenced by American Depositary Receipt
ADR has been changed from one 1 ADS
representing one hundred 100 Preferred
Shares to one 1 ADS representing ten 10
Preferred Shares.

Attached to this letter is a copy of a letter from OAO Surgutneftegaz to The Bank of New York
Mellon requesting that the Ratio be changed.

Please contact me with any questions or
comments at 954 2555137.

By	s SAMMY PEERMAL
Name	Sammy Peermal
Title	Vice President

Encl.





The Bank of New York Mellon
101 Barclay Street 22W  New York NY 10286